Exhibit 3.02

MAN FRM MANAGED FUTURES STRATEGIES LLC

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

THE UNITS OF LIMITED LIABILITY COMPANY INTEREST CREATED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY U.S. STATE OR NON-U.S. JURISDICTION, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER APPLICABLE SECURITIES LAWS AND WITH THE CONSENT OF THE MANAGER

FRM Investment Management (USA) LLC

Manager

THESE ARE HIGHLY SPECULATIVE AND ILLIQUID SECURITIES.

Dated August 6, 2015
(With Effect from May 1, 2015)

MAN FRM MANAGED FUTURES STRATEGIES LLC

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

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TABLE OF CONTENTS (cont.)

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MAN FRM MANAGED FUTURES STRATEGIES LLC

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (“Agreement”) of Man FRM Managed Futures Strategies LLC (the “Fund”) is entered into the 6th day of August, 2015, with effect from May 1, 2015, by and among FRM Investment Management (USA) LLC, a Delaware limited liability company (the “Manager”), and those persons who shall invest in the units of limited liability company interest (“Units”) created pursuant to this Agreement and are admitted as members of the Fund and subject to the terms of this Agreement (such members being hereinafter sometimes referred to collectively as “Members”; provided, that for purposes of voting, Units held by the Manager shall not be considered to be held by a Member).

WHEREAS, prior to May 1, 2015, the Fund was managed under the name “Systematic Momentum FuturesAccess LLC” by Merrill Lynch Alternative Investments LLC (the “Former Sponsor”), which has withdrawn as a manager of the Fund effective May 1, 2015. The Former Sponsor is no longer sponsor of, or otherwise involved with the management of, the Fund;

WHEREAS, the parties hereto desire to continue the Fund, a limited liability company formed under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), under the name “Man FRM Managed Futures Strategies LLC”, which shall allocate and reallocate under the direction of the Manager its capital among certain underlying funds (“Underlying Funds”); and

WHEREAS, the parties hereby desire to set forth herein the terms pursuant to which the Fund shall be governed.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Third Amended and Restated Limited Liability Company Operating Agreement of the Fund dated as of November 30,
2012, is amended and restated as follows:

ARTICLE I
ORGANIZATION

SECTION 1.01. OBJECTIVES AND PURPOSES.

(a)            The Fund shall have the following objectives and purposes:

(i)	to allocate and reallocate its capital among different Underlying Funds under the direction of the Manager, attempting to achieve consistently high risk-adjusted returns by implementing an active multi-advisor managed futures program;

(ii)	to maintain such cash reserves as the Manager may from time to time deem to be appropriate and to invest and manage all such cash reserves; and

(iii)	to engage in any other lawful act or activity within and without the United States for which limited liability companies may be organized under the laws of the State of Delaware.

(b)	The Fund, and the Manager on behalf of the Fund, shall have the power to enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions as may be necessary or advisable to the carrying out of the foregoing purposes, including, without limitation, the power:

(i)	to invest in and redeem from Underlying Funds, allocating and reallocating its capital among Underlying Funds in the discretion of the Manager;

(ii)	indirectly to trade futures, forwards, options and other instruments, on margin and otherwise, through investing in Underlying Funds;

(iii)	to borrow money from banks or brokers by hypothecation or pledge of all or part of the assets of the Fund;

(iv)	to exercise, as applicable, all rights, powers, privileges and other incidents of ownership or possession with respect to the assets of the Fund;

(v)	to open, maintain and close bank, brokerage and other accounts;

(vi)	to prepare and file all tax returns required of the Fund and make any election or determination on behalf of the Fund in connection therewith or as otherwise required or permitted by applicable tax laws;

(vii)	to bring, defend, compromise and settle legal actions or other claims on behalf of the Fund;

(viii)	to maintain insurance on behalf of the Fund, including indemnification insurance; and

(ix)	to take any and all such actions as the Manager may deem to be necessary or advisable in connection with the foregoing.

SECTION 1.02. INVESTMENT OF CASH RESERVES.  The Manager shall allocate and reallocate the Fund’s capital among different Underlying Funds, attempting to adapt the Fund’s overall portfolio to changing market conditions, and shall manage and invest Fund cash reserves as the Manager deems appropriate from time to time.

SECTION 1.03. FISCAL YEAR; ACCOUNTING PERIODS. The fiscal year of the Fund shall end on each December 31. The Fund’s accounting periods (“Accounting Periods”) shall begin: (i) as of the day that the Fund first begins operations; (ii) as of the day that any Unit is issued; (iii) as of the day immediately following any redemption of Units or withdrawal from a Member’s Capital Account (as defined in Section 1.07(b)); and (iv) as of such other day as the Manager may determine.  An Accounting Period shall end on the day immediately preceding the beginning of the next Accounting Period.   As of the end of each Accounting Period, increases and decreases in the Net Assets (as defined in Section 2.04), as notified to the Manager by the Underlying Funds in which the Manager invests the Fund’s capital, shall be calculated and reflected in the Net Asset Value (as defined in Section 2.04) of the Units issued by the Fund.

SECTION 1.04. REGISTERED AGENT AND OFFICE; PRINCIPAL OFFICE.  The Fund shall maintain in the State of Delaware a registered agent and office. The identity and location of the Fund’s registered agent and office in the State of Delaware shall be determined by the Manager, and may be changed from time to time by the Manager. The registered office of the Fund in the State of Delaware is c/o Intertrust Corporate Services Delaware Ltd., 200 Bellevue Parkway, Suite 210, County of New Castle, City of Wilmington, State of Delaware, 19809.
The principal office of the Fund shall be located at the offices of the Manager, 452 Fifth Avenue, 26th Floor, New York, New York 10018, or such other place as the Manager may designate from time to time.

SECTION 1.05. TERM. The term of the Fund commenced as of the date its Certificate of Formation was filed with the Secretary of State of the State of Delaware, and shall continue until terminated by the dissolution and winding up of the Fund as hereinafter provided.

SECTION 1.06. NON-ASSIGNABILITY OF UNITS; SUBSTITUTED INVESTORS; LIMITED ASSIGNABILITY OF THE MANAGER’S INTEREST.
(a)	No Member shall assign, encumber, pledge, hypothecate or otherwise transfer any of such Member’s Units without the consent of the Manager; provided, however, that a Member may transfer the economic benefit of ownership of such Member’s Units without the prior written consent of the Manager. Any assignment, encumbrance, pledge, hypothecation or transfer of Units, whether voluntary, involuntary or by operation of law, to which the Manager does not consent, and for which the Manager’s consent was required pursuant to the previous sentence, may, in the Manager’s discretion, result in the Units so assigned, encumbered, pledged, hypothecated or otherwise transferred being mandatorily redeemed as of the next Redemption Day (as defined in Section 3.02(a)) during which such purported assignment, encumbrance, pledge, hypothecation or transfer occurred. Any assignment, encumbrance, pledge, hypothecation or transfer which shall result in the termination of the Fund for federal income tax purposes shall be null and void ab initio and of no legal force or effect whatsoever. An assigning Member shall remain liable to the Fund as provided in the Act, regardless of whether his or her assignee becomes a substituted Member. The Manager’s consent to any transfer of Units shall constitute consent to the assignee becoming a substituted Member pursuant to the terms of such transfer.

(b)	The Manager may not assign, encumber, pledge, hypothecate or otherwise transfer all or any portion of its manager’s interest in the Fund; provided, that the Manager may assign such interest to an affiliate of the Manager upon notice (which need not be prior notice) to the Members or in connection with the sale or transfer of all or a material portion of the Manager’s equity or assets. See Sections 4.01 and 6.02.

SECTION 1.07. LIABILITY OF INVESTORS.

(a)	Nothing herein shall require the Manager to maintain any minimum net worth or shall make any person associated with the Manager individually liable for any debt, liability or obligation of the Fund or of the Manager.

(b)	No Member shall have any obligation to restore any negative balance in the capital account established for each Unit pursuant to Section 2.02 (“Capital Account”) of such Member.

(c)	The Manager shall have no obligation to restore any negative balance in any Member’s or in the Manager’s Capital Account.

(d)	Except as provided in Section 2.08 (providing for chargebacks to current or former Members), the Manager and the Members shall be liable for the repayment, satisfaction and discharge of debts, liabilities and obligations of the Fund only to the extent of the Manager’s or such Member’s investment in the Fund and not in excess thereof.

ARTICLE II
CAPITAL AND TAX ALLOCATIONS

SECTION 2.01. CAPITAL CONTRIBUTIONS. All contributions of capital to the Fund (“Capital Contributions”) shall be made in cash. Capital Contributions may be made in such amounts, and at such times, as the Manager may determine. The Manager may permit certain Members to make smaller initial or subsequent Capital Contributions than is otherwise generally required by the Manager without entitling any other Member to make smaller initial or subsequent Capital Contributions.

Members will receive Units in return for their Capital Contributions. Each class of Units (“Class”) shall initially be issued at $1.00 per Unit, and thereafter at Net Asset Value. Members’ subscriptions shall be used to purchase fractional Units (or may be issued to the Manager) unless the Manager determines in its discretion to issue only whole Units in which case the largest possible number of whole Units of the appropriate Class will be issued. If only whole Units are issued, any subscription amount that cannot be used to purchase whole Units will be returned to investors without interest.

The Fund shall invest in each of the Underlying Funds as a single investor, irrespective of the different times that Members subscribe for Units.

The Units may be issued in the eight Classes described herein — Class A Units, Class AA Units, Class C Units, Class D Units, Class I Units, Class II Units, Class M Units and Class MM Units. Units of a new Class or series may be issued in the Manager’s sole discretion. Class A Units, Class C Units, Class D Units, Class I Units and Class M Units are not available for new subscriptions.

Each Class of Units is subject to different eligibility requirements as set forth in the Disclosure Document.

Class MM Units are open to Members that subscribe to the Fund through an eligible registered investment adviser managed account program (a “Managed Account”) and who satisfy other requirements as determined by the Manager from time to time.

Once a Member is issued Class MM Units, such Member shall continue to be issued Class MM Units for so long as it continues to be eligible to have, and in fact does have, a Managed Account. If a Member holding Class MM Units terminates its Managed Account, or otherwise becomes ineligible to have a Managed Account, the Manager may, in its sole discretion: (i) automatically convert the Member’s Class MM Units to Class AA Units; (ii) permit such Member to redeem its Class MM Units as of the first available Redemption Day following the termination of such Member’s Managed Account; provided that a timely redemption notice is submitted by the Member or otherwise waived by the Manager; (iii) mandatorily redeem such Member’s Class MM Units pursuant to Section 3.04; or (iv) permit such Member to continue to hold such Class MM Units for such time period as determined by the Manager.
Subject to applicable law, the Manager may waive or modify any eligibility requirements applicable to a particular Class of Units with respect to any one or more Members, including Manager Parties (as defined in Section 2.09(c)), without entitling any other Member to such waiver or modification.
The Fund may from time to time offer to certain Members a customized Class of Units having different financial terms than those described herein or in the Disclosure Document; provided that doing so does not have a material adverse effect on existing Members.
The Manager may, but need not, make Capital Contributions as of any date that any Units are issued.
Sales commissions, if any, shall be charged as described in the Disclosure Document.
Provided the Fund’s overall minimum capitalization is met, there is no minimum number of Units of a particular Class that must be sold in order for Units of that particular Class to be issued.
There is no minimum dollar amount of subscriptions that must be received as of a date any Units are issued in order for additional Units of any Class to be issued.  All Units will be issued only as the Manager may determine, irrespective of how many subscriptions are received.
Upon admission to the Fund, whether as a result of a Capital Contribution or transfer of Units, each new Member shall, by written subscription agreement of the Fund (the “Subscription Agreement”) or another instrument or instruments satisfactory to the Manager, become bound by and subject to all of the terms and conditions of this Agreement.
The aggregate amount of all Capital Contributions shall be available to the Fund to carry out its objectives and purposes.  No Member shall be obligated to make any additional Capital Contributions, except as provided in Section 2.08.
No provision of this Agreement shall be construed as guaranteeing the return, by any Manager Party or the Fund, of all or any part of the Capital Contribution(s) of any Member.
Section 2.02. OPENING CAPITAL ACCOUNTS.
(a)	There shall be established for each Unit of each Class on the books of the Fund, as of the first day of each Accounting Period, an opening capital account (“Opening Capital Account”) which, for the Accounting Period as of the beginning of which such Unit is issued, shall be the Capital Contribution made in respect of such Unit and which, for each Accounting Period thereafter, shall be an amount equal to the closing capital account (“Closing Capital Account”) (determined as set forth in Section 2.06) attributable to such Unit for the immediately preceding Accounting Period.
(b)	The Manager may, but shall not be required to, make Capital Contributions to the Fund from time to time as new Units are issued, which shall be accounted for on a Unit-equivalent basis but shall not be subject to the Management Fees (as defined in Section 2.05(a)).
(c)	For all purposes of this Agreement, references to Units shall be deemed to include the Manager’s Capital Account on a Unit-equivalent basis (unless the context otherwise requires or the reference is made explicit for greater certainty).
Section 2.03. FINANCIAL ALLOCATIONS AMONG THE UNITS.  The net profits and losses are allocated to each Class as provided in Section 2.06 and shall be allocated equally among the Units of such Class.  All Units of the same Class shall have the same Net Asset Value.
Section 2.04. NET ASSET VALUE.  For the purposes of this Agreement, unless the context otherwise requires, “Net Assets” and “Net Asset Value” shall mean assets less liabilities.  For purposes of determining Opening Capital Accounts, Net Asset Value shall be determined as of the beginning of, and for purposes of determining Closing Capital Accounts, Net Asset Value will be determined as of the close of, business on the relevant valuation date.

(a)	The assets of the Fund shall include:

(i)	all Underlying Fund investments held by the Fund;

(ii)	all cash on hand or on deposit in bank or other interest-bearing accounts, including any interest accrued thereon;

(iii)	all bills, demand notes and accounts receivable;

(iv)	all securities (including, without limitation, money-market funds, Treasury bills and other short-term, interest-bearing instruments), commodity interests, currency interests, swap agreements and all other instruments owned or contracted for by the Fund;

(v)	all interest accrued on any interest-bearing securities owned by the Fund except to the extent that the same is included or reflected in the valuation of such securities; and

(vi)	all other assets of every kind and nature, including prepaid expenses.

(b)	The liabilities of the Fund shall be deemed to include the following (provided, however, that in determining the amount of such liabilities, the Fund may calculate expenses of a regular or recurring nature for any given period on an estimated basis in advance, and may accrue the same in such manner as the Manager may deem appropriate over such period):

(i)	all bills and accounts payable;

(ii)	all expenses accrued, reimbursable or payable; and

(iii)	all other liabilities, present or future, including such reserves as the Manager may (as contemplated by Section 2.04(g)), deem advisable.

(c)	The Management Fees shall be determined, and Units’ Capital Accounts correspondingly reduced, after the allocation of the other components of Net Asset Value, as described above.

(d)	Operating expenses shall be allocated among the Units pro rata based on their respective Net Asset Values as of the beginning of the Accounting Period.

(e)	Extraordinary costs, if any, shall be allocated as incurred in such manner as the Manager may deem to be fair and equitable.

(f)	Organizational and initial offering costs shall be deducted from Net Asset Value in installments as of the end of each of the first 60 calendar months after the initial issuance of the Units. However, for financial reporting purposes, organizational costs, to the extent material, will be deducted from net asset value as of the date of such initial issuance and initial offering costs will be amortized over a 12-month period to the extent material.

(g)	All Members, by becoming party to this Agreement, hereby agree and consent to the Manager’s authority to establish whatever reserves the Manager may determine to be appropriate in order to cover losses, contingencies, liabilities, uncertain valuations and other factors. Such authority shall extend to the Manager’s establishing such reserves as the manager of Underlying Funds. Any such reserves shall, unless the Manager determines that such reserves are properly attributable to certain but less than all outstanding Units, reduce the Net Asset Value of the Units of each Class pro rata based on their respective Net Asset Values, after reduction for accrued Management Fees, operating expenses and extraordinary expenses until such time, if any, as such reserves are reversed. Reserves, when reversed, shall be similarly allocated among the Units then outstanding pro rata based on their respective Net Asset Value (irrespective of whether such Units were outstanding when the reserves were established).

(h)	The Manager may suspend the calculation of Net Asset Value during any period when one or more of the Underlying Funds in which the Fund is invested is not reporting its net asset value. The Manager will give notice of any such suspension to all Members.

SECTION 2.05. MANAGEMENT FEES; OPERATING EXPENSES.

(a)	The Manager shall receive monthly management fees (“Management Fees”), payable in arrears of 1/12 of 1.50%, 2.50%, 1.10%, 2.50%, 1.35% and 0.60% of the aggregate Net Asset Value of the Class A, Class C, Class I, Class AA, Class II and Class MM Units, respectively, in each case as of the close of business (as determined by the Manager) on the last business day of each calendar month (Net Asset Value for purposes of calculating the Management Fees shall not be reduced by the accrued Management Fees being calculated). The Management Fees shall be calculated on a daily basis and accrued on each valuation date. The Manager may waive or reduce Management Fees for certain Members without entitling any other Member to any such waiver or reduction. No Management Fees shall be charged to Class D Units or Class M Units unless otherwise determined by the Manager.

(b)	The Fund has reimbursed the Former Sponsor for the organizational and initial offering costs incurred by the Fund in respect of the initial offering of the Units (of all Classes combined) as was determined by the Former Sponsor in its sole discretion, and such costs have been fully amortized.

(c)	The Management Fees shall be debited by the Manager directly from the Fund’s account and paid to the Manager, where appropriate, as if to a third party, not credited to the Manager’s Capital Account.

(d)	The Fund shall pay all transaction costs relating to any direct investing done by it, as incurred.

(e)	The Management Fees shall be appropriately pro rated in the case of partial calendar months.

(f)	The Fund shall pay all expenses, including administrative and ongoing offering costs, as well as any extraordinary expenses, incurred in its operations (including the expenses of any services provided by the Manager, other than in its capacity as Manager, or its affiliates); provided, that the Fund shall not pay any allocable Manager overhead.

(g)	The Manager retains outside service providers to supply tax reporting, custody and accounting services to the Fund. The Fund’s operating costs will include its allocable share of the fees and expenses of such service providers, as well as the fees and expenses of any Manager Party which may provide such (or other) services in the future.

(h)	The Capital Account of the Manager (if any) shall not be subject to Management Fees.

SECTION 2.06. ALLOCATION OF PROFITS AND LOSSES FOR FINANCIAL PURPOSES.  As of the end of each Accounting Period and before giving effect to any redemptions then being made, the Closing Capital Account of each Class shall be determined by adjusting the Opening Capital Account of each such Class as of the beginning of such Accounting Period in the following manner:
(a)	Any increase or decrease in the Net Asset Value of the Fund, after deduction of all operating expenses, but prior to accrual of the Management Fees, during such Accounting Period shall be credited pro rata, without any order or priority, among: (i) each Class of Units; and (ii) the Manager’s Capital Account, if any, based in each case on the aggregate Opening Capital Accounts attributable to each such Class of Units and the Manager’s Capital Account. Extraordinary expenses shall be allocated as the Manager may determine.

(b)	If the Closing Capital Account per Unit of any Class is reduced to zero, any further decrease in the Net Asset Value per Unit shall be allocated to the Manager’s Capital Account, if any.

(c)	The Management Fee shall be debited from each Class, in each case after the Section 2.06(a) and (b) allocations are made.

(d)	The Net Assets of each Class shall be divided equally among all Units of such Class.

SECTION 2.07. ALLOCATION OF PROFITS AND LOSSES FOR INCOME TAX PURPOSES.

(a)	A Tax Account shall be established for each Unit of each Class. The Tax Accounts of all outstanding Units shall initially be equal to each Unit’s net purchase price (i.e., the subscription price for such Unit reduced by any sales commissions) and shall subsequently be increased by such Unit’s share of the taxable and tax-exempt income and gain of the Fund and decreased by such Unit’s share of the items of loss or expense and nondeductible items of loss or expense of the Fund, as well as by any distributions.

(b)	For federal income tax purposes, items of ordinary income and loss, capital gain and capital loss shall, unless the Manager believes that doing so would not equitably reflect the economic experience of the Units, be allocated as of December 31 of each year among the Units, in the following order and priority:

(i)	Items of ordinary income and deduction generated by the Fund (as reported to it by the Underlying Funds in which it invests shall be allocated pro rata among the Units which were outstanding during the months in such year when such items of ordinary income and deduction accrued.

(ii)	Gains will be allocated FIRST, to Members who have redeemed Units during such year (including as of December 31), to the extent of the positive difference (if any) between the amounts received or receivable upon redemption and the respective Tax Account balances of the redeemed Units. SECOND, gains will be allocated to Members to the extent of the positive difference (if any) between the Capital Account balance and the Tax Account balance attributable to their remaining Units. THIRD, gains will be allocated among all Members based on the respective Net Asset Values of their outstanding Units.

(iii)	Losses shall be allocated FIRST, to Members who have redeemed Units during such year (including as of December 31), to the extent of the negative difference (if any) between the amounts received or receivable upon redemption and the respective Tax Account balances of the redeemed Units. SECOND, losses shall be allocated to Members to the extent of the negative difference (if any) between the Capital Account balance and Tax Account balance attributable to their remaining Units. THIRD, losses shall be allocated among all Members based on the respective Net Asset Values of their outstanding Units.

(iv)	In the case of each of the FIRST and SECOND allocation levels set forth in Sections 2.07(b)(ii) and (iii), if there is insufficient gain or loss to make the complete allocation required at such level, such allocation will be made pro rata among all Members who are subject to an allocation at such level in accordance with the respective amounts which would have been allocated had a complete allocation been possible.

(v)	Management Fees, as well as operating expenses (in each case as adjusted to reflect the non-deductibility of all or a portion of such Management Fees and operating expenses) and extraordinary expenses, shall be allocated, for tax purposes, to the Members based on the amount of the foregoing actually debited from the Units’ respective Capital Accounts of the Members’ respective Units.

(vi)	Items of ordinary income and/or gain attributable to amounts received by the Fund from the Trading Advisor for payment to the Manager shall be specially allocated to the Manager.

(c)	The character of items of income, gain, loss or deduction (ordinary, short-term and long-term) and of the items required to be separately stated by Section 702(a) of the Internal Revenue Code of 1986, as amended (the “Code”), shall be allocated to the Members pursuant to this Section 2.07 so as equitably to reflect, without discrimination or preference among Members, the amounts credited or debited to the Units’ respective Capital Accounts pursuant to Section 2.06. Furthermore, to the extent that the Underlying Fund has a net long-term capital gain or loss that may be subject to more than one maximum federal income tax rate, allocations of such gain or loss shall be made pro rata from among the amounts subject to each maximum tax rate.

(d)	In the case of Units which are transferred during a fiscal year, the tax allocations shall be made to such Units as provided above. The tax items so allocated will then be divided among the transferor(s) and the transferee(s) based on the number of months during such year that each held such Units, or in such other manner as the Manager may deem equitable.

(e)	Having in mind the principles of the allocations set forth above in this Section 2.07 (to which all Members consent by becoming Members), the Manager may nevertheless make such allocations of items of ordinary income and gain, ordinary deduction and loss and any items required to be separately stated by Section 702(a) of the Code as the Manager may deem fair and equitable — even if not consistent with the foregoing allocations — in order to cause the tax items allocated to the Members, respectively, better to take into account (as determined by the Manager) the Units’ respective Opening Capital Accounts and distributive shares of net profit and net loss, any entry of new Members, any redemptions, any differences between income for tax purposes and for Net Asset Value purposes, the differences between the Classes of Units and any other special circumstances which may arise; provided, however, that no such allocation by the Manager shall discriminate unfairly against any Member; and provided, further, that the Manager shall be under no obligation whatsoever to deviate from the allocations set forth above.

(f)	The Fund may, to the extent practicable (i.e., to the extent that the Fund receives gross tax allocations from the Underlying Funds in which it invests), allocate tax items on a gross rather than a net basis.

(g)	Allocations pursuant to this Section 2.07 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unit’s Capital Account or share of net profits, net losses or distributions.

(h)	The tax allocations set forth in this Section 2.07 are intended to allocate items of the Fund’s income, gains, losses and deductions (ordinary, short-term and long-term) in accordance with Sections 704(b) and 704(c) of the Code and the regulations thereunder, including, without limitation, the requirements set forth therein regarding a “qualified income offset.”

(i)	The Manager may make such modifications to this Agreement as the Manager believes may be required to comply with Section 704 of the Code and the regulations thereunder.

(j)	In the event that the Manager determines to issue a new Class of Units, the foregoing tax allocations shall be adjusted so as equitably to allocate tax items between or among the different Classes.

SECTION 2.08. CHARGEBACKS TO CURRENT OR FORMER INVESTORS. Each Member, by subscribing for Units, agrees to repay, despite the fact that such Member no longer remains a Member, to the Fund any amount (including interest at the rate set by the Manager in good faith from the date of any payment of redemption or distribution proceeds to such Member by the Fund) which the Manager may reasonably determine to be due to the Fund from such Member as a result, for example, of any claims arising (prior or subsequent to such Member’s withdrawal from the Fund) relating to events or circumstances (whether known or unknown at the time of such Member’s withdrawal) in existence while such Member was a Member or, subject to the following paragraph, in the event that the Net Asset Value per Unit (of any Class) at which such Member was permitted to redeem is later determined to have been overstated or otherwise miscalculated due to circumstances (whether known or unknown at the time of such Member’s redemption) in existence as of the date of redemption (either of the level of the Fund or at that of one of the Underlying Funds in which it invests). In no event shall any provision of this Section 2.08 require a Member to repay to the Fund any amounts in excess of the redemption proceeds received by such Member from, or the amounts distributed to such Member by, the Fund, plus interest thereon as provided above.

In the event that the Manager determines that an amount paid by the Fund to a withdrawn or continuing Member was less or more than the amount which such Member was, in fact, entitled to receive, the Manager shall not (unless the Manager otherwise determines) attempt to make appropriate adjusting payments to, or formally request appropriate adjusting payments from, such withdrawn Member or make retroactive adjustments to such continuing Member’s Units in order to reflect such discrepancy, but rather shall reflect such adjustments in the Accounting Period in which they become known.

SECTION 2.09. PROCESSING OF SUBSCRIPTIONS.

(a)	The Manager may admit new Members to the Fund at such times and upon such notice (if any) as the Manager may determine. No interest will be payable in respect of any such subscriptions.

(b)	Members acknowledge that the admission of new Members may change the overall allocation of the Fund’s portfolio among the Underlying Funds.

(c)	All subscriptions shall be held by a bank independent of the Manager, its affiliates, and their respective officers, employees, representatives and agents (each, a “Manager Party” and, collectively, the “Manager Parties”).

SECTION 2.10. VALUATION OF ASSETS.   For all purposes of this Agreement, including, without limitation, the determination of the Net Asset Value per Unit of each Class, the assets of the Fund shall be valued according to the following principles:

(a)	The Net Assets of the Fund are its assets less its liabilities generally determined in accordance with generally accepted accounting principles and as described below; provided that the Manager may depart from generally accepted accounting principles in calculating Net Assets for all purposes other than for financial statement purposes, including without limitation for purposes of subscriptions and redemptions and calculation of the Management Fee, if the Manager determines in its good-faith discretion that this departure is advisable in order to better reflect the true value of any asset or amount of any liability, or to further the fair and equitable treatment of Members. The Underlying Funds may similarly calculate their net assets.

(b)	The Fund’s investments in the Underlying Funds shall be valued by such Underlying Funds.

(c)	The Manager shall value any asset of the Fund not invested in an Underlying Fund by applying the following general principles:

(i)	commodity interests and currency interests which are traded on a United States exchange shall be valued at their settlement on the date as of which the values are being determined;

(ii)	commodity interests and currency interests not traded on a United States exchange shall be valued based upon policies established by the Manager, generally based on prices as reported by any reliable source selected by the Manager, consistently applied for each variety of interest;

(iii)	swap agreements shall be valued in the good faith discretion of the Manager based on quotations received from dealers deemed appropriate by the Manager;

(iv)	bank and other interest-bearing accounts, Treasury bills and other short-term, interest-bearing instruments shall be valued at cost plus accrued interest;

(v)	securities which are traded on a national securities exchange shall be valued at their closing price on the date as of which their value is being determined on the national securities exchange on which such securities are principally traded or on a consolidated tape which includes such exchange, whichever shall be selected by the Manager, or, if there is no closing price on such date on such exchange or consolidated tape, at the prior day’s closing price;

(vi)	securities not traded on a national securities exchange but traded over-the-counter shall be valued based on prices as reported by any reliable source selected by the Manager;

(vii)	money-market funds shall be valued at their net asset value on the date as of which their value is being determined;

(viii)	if on the date as of which any valuation is being made, the exchange or market herein designated for the valuation of any given assets is not open for business, the basis for valuing such assets shall be such value as the Manager may deem fair and reasonable;

(ix)	all other assets, including securities traded on foreign exchanges, and liabilities shall be valued in good faith by the Manager, including assets and liabilities for which there is no readily identifiable market value;

(x)	the foregoing valuations may be modified by the Manager if and to the extent that it shall determine that modifications are advisable in order better to reflect the true value of any asset; and

(xi)	the Manager may reduce the valuation of any asset by reserves established, as contemplated by Section 2.04(g), to reflect losses, contingencies, liabilities, uncertain valuations or other factors, which the Manager determines reduce, or might reduce, the value of such asset (or of an Underlying Fund as a whole in the case of reserves not specifically attributable to any particular asset).

All determinations of value by the Manager shall be final and conclusive as to all Members, in the absence of manifest error, and the Manager shall be absolutely protected in relying upon valuations furnished to the Manager by third parties; provided that such reliance is in good faith.

The Manager may suspend the calculation of Net Asset Value during any period when any of the Underlying Funds in which the Fund invests has done so.

SECTION 2.11. USE OF ESTIMATES.   The Manager is authorized to make all Net Asset Value determinations (including, without limitation, for purposes of determining redemption payments and calculating Management Fees) on the basis of estimated numbers (which may be estimated by the Manager itself, if the Manger is manager of such Underlying Funds). The Manager shall not (unless the Manager otherwise determines) attempt to make any retroactive adjustments in order to reflect the differences between such estimated and the final numbers, but rather shall reflect such differences in the Accounting Period in which final numbers become available. The Manager also shall not (unless the Manager otherwise determines) revise Management Fee calculations to reflect differences between estimated and final numbers (including differences which have resulted in economic benefit to a Manager Party).

Subject to Section 2.08, if, after payment of redemption proceeds, the Manager determines that adjustment to the Net Asset Value of the redeemed Units is necessary, the redeeming Member (if the Net Asset Value is adjusted upwards) or the remaining Members (if the Net Asset Value is adjusted downwards) will bear the risk of such adjustment. The redeeming Member will neither receive further distributions from, nor will it be required to reimburse, the Fund in such circumstances.

All Members acknowledge and agree that because the Fund will invest in multiple Underlying Funds the likelihood of there being material discrepancies between estimated and final Net Asset Values is greater in the case of the Fund than in the case of any single Underlying Fund.

SECTION 2.12. ACCOUNTING PRACTICES.  All matters concerning Underlying Fund accounting practices shall be determined by the Manager on a fair and equitable basis, and all such determinations shall be final and conclusive as to all Members. However, the Manager shall be under no obligation whatsoever to make any deviations from the allocations set forth in this Article II.

In reporting Net Asset Values to Members and third parties on an interim basis, the Manager shall be entitled to accrue fees and payments due at the end of a period as if such fees or payments were due (on a pro rata basis, if appropriate) as of the end of an interim period within such period.

ARTICLE III
PARTICIPATION IN FUND PROPERTY;
REDEMPTIONS AND DISTRIBUTIONS

SECTION 3.01. NO UNDIVIDED INTERESTS IN FUND PROPERTY. Each Unit shall represent an interest in the Fund, not an undivided interest in any property of the Fund (including its investments in Underlying Funds). The Units shall constitute personal property for all purposes.

SECTION 3.02. REDEMPTIONS OF UNITS.

(a)	Timing and Amount of Redemptions. Subject to this Section 3.02, a Member shall be entitled to redeem all or part of such Member’s Units effective as of the last Business Day of each week and/or such other days as the Manager may determine in its sole discretion (each, a “Redemption Day”), upon providing notice to the Fund in writing (or in such other manner as the Manager may determine in its sole discretion) not less than four (4) Business Days prior to the Redemption Day.

(b)	No Redemption Fees. The Fund shall not charge any redemption fees.

(c)	Payment of Redemptions. The Manager shall cause the Fund to distribute to redeeming Members the estimated Net Asset Value of the Units redeemed by them, generally as described in the Disclosure Document, although there can be no assurance of the timing of such payment.

Units which have been redeemed, but the proceeds of which have not yet been paid, shall nevertheless be deemed to have ceased to be outstanding from the effective date of redemption for all other purposes hereunder.

No interest shall be paid to Members on redemption proceeds held pending distribution. The Fund shall retain any such interest.

(d)	Suspension of Redemptions. In the event that the Fund suspends the calculation of Net Asset Value, the Manager shall, upon written notice to all affected Members, suspend any or all redemption requests (as well as any request to exchange Units for units of other Underlying Funds). Any unsatisfied redemption requests shall be suspended until such time as the Fund is able to determine Net Asset Value. All Units subject to suspended redemption requests shall continue to be treated as outstanding for all purposes hereunder, as if no redemption requests relating thereto had been submitted, until the effective date of their suspended redemption. During any period in which the Fund is suspending redemptions, Members will not be able to exchange Units for units of other Underlying Funds. The Manager shall suspend redemptions during any period in which the calculation of Net Asset Value has been suspended.

If the Manager determines that a portion, but not all, of pending redemption requests can be processed in due course, the requests of all Members submitting timely redemption requests with respect to any given Redemption Day shall be satisfied pro rata (based on the aggregate Net Asset Value of the Units requested to be redeemed by all Members) from such funds as the Manager determines are available for distribution.

In addition to the foregoing provisions of this Section 3.02(d), the Manager may delay or suspend both the payment of redemption proceeds and the effective date of redemptions if the Manager determines that not doing so would have adverse consequences for the non-redeeming Members.

SECTION 3.03. WITHDRAWALS OF CAPITAL BY THE MANAGER.  The Manager may withdraw capital from its Capital Account(s), if any, without notice to the Members.
SECTION 3.04. MANDATORY REDEMPTIONS.
(a)	The Manager may mandatorily redeem part or all of the Units held by a particular Member if the Manager determines that: (i) such Member’s continued holding of Units could result in adverse consequences to the Fund; (ii) such Member’s investment in the Units is below the minimum level established by the Manager (including any increase in such minimum level that the Manager may implement in the future); (iii) such Member holds a class of Units for which such Member is no longer eligible to hold such Units; or (iv) for any other reason.

(b)	The Manager will mandatorily redeem all of the Fund’s outstanding Units in the event that the Manager concludes that it is no longer advisable to operate the Fund or if the amount of assets invested in the Fund declines to a level that the Manager believes makes the continued operation of the Fund impracticable or uneconomical.

(c)	Units mandatorily redeemed shall be redeemed as of the specified Redemption Day without any further action on the part of the affected Member, and the provisions of Sections 3.02 and 3.07 shall apply. In the event that the Manager mandatorily redeems any of a Member’s Units, such Member shall have the option to redeem all of such Member’s Units as of the date fixed for redemption.

SECTION 3.05. MANDATORY REDEMPTIONS TO PAY TAXES.  In the event that the Fund is required to pay or withhold state, local or other taxes with respect to a particular Member or Members, the Fund may redeem an appropriate number of such Member’s or Members’ Units as of the end of the Accounting Period immediately following such payment in order to reimburse the Fund for the amount of such payment, together with interest on the amounts so paid at the 91- day Treasury bill rate as in effect as of the beginning of each calendar month, starting with the calendar month in which such payment is made, through the end of such Accounting Period.

SECTION 3.06. DISTRIBUTIONS.  Distributions by the Fund to Members shall be made in the sole discretion of the Manager. No distributions are required.

SECTION 3.07. FORM OF DISTRIBUTION AND REDEMPTION PAYMENTS.  No Member shall have the right to demand or receive any property other than cash upon redemption. Distributions or payouts made to Members may be made in cash or in-kind; provided that such in-kind distribution or payout is not materially adverse to the interests of the Members.

SECTION 3.08. REMOVAL OF THE MANAGER. Upon at least 60 calendar days’ written notice to the Manager and all Members in the Fund, the Manager may be required to withdraw as manager of the Fund by a vote of Members owning not less than 50% of the outstanding Units (by Net Asset Value), not including Units held by Manager Parties. Any such removal shall be effective as of the end of the calendar quarter in which such vote occurs.
ARTICLE IV
WITHDRAWAL OF THE MANAGER AND INVESTORS

SECTION 4.01. WITHDRAWAL OF THE MANAGER.

(a)	The Manager may withdraw from the Fund at any time, without any breach of this Agreement, upon 90 calendar days’ written notice to the Members. Withdrawal of the Manager shall not dissolve the Fund if at the time there is at least one other manager remaining; however, all Members shall be entitled to redeem their Units, in total and not in part, as of the effective date of any such withdrawal by the Manager, unless an entity affiliated with the Manager remains as a manager of the Fund. Nothing in this Section 4.01(a) shall, however, restrict the Manager from assigning and delegating its rights and obligations under this Agreement to an affiliate of the Manager upon notice (which need not be prior notice) to the Members or in connection with the sale of all or a material portion of the Manager’s equity or assets.

(b)	Withdrawal of the last remaining manager shall dissolve the Fund.

SECTION 4.02. WITHDRAWAL OF AN INVESTOR. A Member shall withdraw from the Fund upon redemption of all of such Member’s outstanding Units. Withdrawal of a Member shall not be a cause for dissolution of the Fund.

SECTION 4.03. STATUS AFTER WITHDRAWAL. Except to the extent provided in Section 2.08 or Section 7.02, each Member upon redemption of the last of such Member’s Units shall cease to have any rights under this Agreement.

ARTICLE V
MANAGEMENT

SECTION 5.01. AUTHORITY OF THE MANAGER.

(a)	The management and operation of the Fund and the determination of its policies shall be vested exclusively in the Manager. The Manager shall have the authority and power on behalf and in the name of the Fund to carry out any and all of the objectives and purposes of the Fund set forth in Section 1.01: make, execute, sign and file a Certificate of Formation of the Fund, any amendments thereto authorized herein, any amendments to this Agreement authorized herein, and all such other instruments, documents and certificates, which may, from time to time, be required by, or deemed advisable by the Manager under, the laws of the United States of America, the State of Delaware, the State of New Jersey, the State of New York or any other state or political subdivision in which the Manager shall determine that the Fund shall do business, to effectuate, implement and continue the valid existence of the Fund; and perform all acts and enter into, execute and perform all contracts and other undertakings which the Manager may deem necessary or advisable in connection with such objectives and purposes or incidental thereto. All actions and determinations to be made by the Manager hereunder shall, unless otherwise expressly provided, be made in the Manager’s sole and absolute discretion.

(b)	The Manager is specifically authorized to manage the Fund’s cash flow, including through paying its costs by bank or other borrowings.

SECTION 5.02. SERVICE PROVIDERS; INVESTMENTS; ACCOUNTS.   The Manager is hereby authorized and empowered to carry out and implement any and all of the objectives and purposes of the Fund, including and without limiting the generality of the foregoing:

(a)	to invest in and redeem from, allocating and reallocating the Fund’s capital among, the various Underlying Funds;

(b)	to engage attorneys, accountants, agents and other persons as the Manager may deem necessary or advisable;

(c)	to open, maintain and close accounts, including margin, discretionary and cash management accounts, with brokers, dealers, counterparties or other persons (in each case, including affiliates of the Manager) and to pay the customary fees and charges applicable to transactions in, or the maintenance of, all such accounts;

(d)	to invest in money-market funds (including funds managed by affiliates of the Manager), Treasury bills or other short-term, interest-bearing instruments;

(e)	to open, maintain and close bank and other interest-bearing and non-interest-bearing accounts; and

(f)	to enter into, make, execute and perform such contracts, agreements and other undertakings as the Manager may deem necessary, advisable or incidental to the conduct of the business of the Fund.

SECTION 5.03. ACTIVITIES OF THE MANAGER PARTIES.

(a)	The respective Manager Parties will not devote their full business time, or any material portion of their business time, to the Fund, as each is involved in the management of numerous other client and proprietary accounts. However, the Manager hereby agrees to devote to the objectives and purposes of the Fund such amount of the business time of its officers and employees as the Manager shall deem necessary for the management of the affairs of the Fund; provided, however, that nothing contained in this Section 5.03 shall preclude any Manager Party from acting as a director, stockholder, officer or employee of any corporation, a trustee of any trust, a partner of any partnership, a manager or member of any other limited liability company or an administrative official of any other business or governmental entity, or from receiving compensation for services rendered thereto, from participating in profits derived from investments in any such entity or from investing in any securities or other property for such person’s own account.

(b)	As contemplated by Section 2.05(g), the Manager retains outside service providers to supply certain services to the Fund, including, but not limited to: tax reporting; custody; accounting; and escrow services to the Fund. Operating costs include the Fund’s allocable share of the fees and expenses of such (or other) service providers, as well as the fees and expenses of any Manager Party which may provide such (or other) services in the future.

SECTION 5.04. SERVICES PERFORMED FOR THE FUND. Any Manager Party may perform administrative services for the Fund, without such Manager Party waiving its fees for such services.

SECTION 5.05. INTERESTED PARTIES.  The fact that a Manager Party or a Member is directly or indirectly interested in or connected with the Fund or a related party with which or with whom the Fund has dealings (including, without limitation, any fees paid by the Underlying Funds to the Manager or any other Manager Party) shall not preclude such dealings or make them void or voidable; and neither the Fund nor any of the Members shall have any rights in or to any such dealings or in or to any profits derived therefrom.

SECTION 5.06. EXCULPATION. The Manager Parties shall not be liable to the Fund or any Member for any claims, costs, expenses, damages or losses arising out of or in connection with this Agreement, the Manager acting as manager of the Fund, the Fund in general or the offering of the Units, for any conduct undertaken or omitted in good faith, and in the belief that such conduct or omission was in, or not opposed to, the best interests of the Fund; provided, that such conduct or omission did not constitute gross negligence or intentional misconduct on the part of such Manager Party.

No Manager Party shall be liable to the Fund or any Member for failure to obtain for any Underlying Fund or the Fund the lowest negotiated brokerage commission rates, or to combine or arrange trading orders so as to obtain the lowest brokerage commission rates with respect to any transaction on behalf of any Underlying Fund or for the failure to recapture, directly or indirectly, any brokerage commissions for the benefit of the Underlying Fund or the Fund.

No Manager Party shall be liable to the Fund or any Member for claims, costs, expenses, damages or losses due to circumstances beyond any Manager Party’s control, or due to the negligence, dishonesty, bad faith or misfeasance of any third party chosen by a Manager Party in good faith.

In no respect by way of limiting the foregoing exculpatory provisions but rather by way of greater certainty, no Manager Party shall be liable to the Fund or any Member for any actions or omissions of: (i) the trading advisor for any Underlying Fund; (ii) any broker, dealer or counterparty chosen by a Manager Party in good faith; or (iii) any broker, dealer or counterparty chosen by the trading advisor for any Underlying Fund.

SECTION 5.07. INDEMNIFICATION. The Fund shall indemnify and hold harmless the Manager Parties from and against any claims, costs, expenses, damages or losses (including, without limitation, from and against any judgment, settlement, attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding) suffered or sustained by any of them by reason of the fact that a Manager Party is or was connected in any respect with the Fund; provided, that the conduct or omission which led to such claim, cost, expense, damage or loss met the standard of exculpation set forth in Section 5.06 above.

The Fund shall advance payments asserted by a Manager Party to be due under the preceding paragraph pending a final determination of whether such indemnification is, in fact, due; provided, that such Manager Party agrees in writing to return any amounts so advanced (without interest) in the event such indemnification is finally determined not to be due.

Whether or not a Manager Party is entitled to indemnification hereunder shall be determined by the judgment of independent counsel as to whether such Manager Party has reasonable grounds for asserting that indemnification is so due, unless otherwise determined by a court, arbitral tribunal or administrative forum.

In the event the Fund is made a party to any claim, dispute or litigation, or otherwise incurs any loss or expense, as a result of or in connection with any Member’s activities, obligations or liabilities unrelated to the Fund’s business, such Member shall indemnify and reimburse the Fund for all loss and expense incurred, including attorneys’ fees.

SECTION 5.08. UNDERLYING  FUNDS’  STANDARD  OF  LIABILITY  AND  INDEMNIFICATION.     The  Members acknowledge and agree that each Underlying Fund in which the Fund invests will apply a substantially similar standard of liability and indemnification to the Manager in its capacity as manager of such Underlying Fund.

SECTION 5.09. INVESTORS’ TRANSACTIONS.  Nothing in this Agreement is intended to prohibit any Member from buying, selling or otherwise transacting in securities, commodity interests, currency interests, swap agreements or other instruments for such Member’s own account, including commodity interests, currency interests, swap agreements, securities or other instruments which are the same as those held by the Fund or any Underlying Fund in which the Fund invests.

SECTION 5.10. RELIANCE BY THIRD PARTIES. In dealing with the Manager acting on behalf of the Fund, no person shall be required to inquire into the authority of the Manager to bind the Fund. Persons dealing with the Fund shall also be entitled to rely on a certification by the Manager with regard to the authority of other persons to act on behalf of the Fund in any matter.

SECTION 5.11. REGISTRATION OF ASSETS. Any assets owned by the Fund may be registered in the Fund’s name, in the name of a nominee or in “street name.”

SECTION 5.12. LIMITATION ON AUTHORITY OF THE MANAGER. The Manager shall not have the authority without the consent of Members holding more than 50% of the outstanding Units (by Net Asset Value), not including Units held by Manager Parties, then held by Members to:

(a)	do any act in contravention of this Agreement (other than pursuant to the Manager’s authority to unilaterally amend this Agreement, as provided in Section 10.03);
(b)	confess a judgment against the Fund; or
(c)	possess Fund property or assign rights to specific Fund property for other than a Fund purpose.

ARTICLE VI ADMISSION OF
INVESTORS

SECTION 6.01. PROCEDURE AS TO NEW INVESTORS.  The Manager may, admit one or more new Members by issuing to such Member(s) Units of the appropriate Class. Each new Member shall execute and deliver an appropriate Subscription Agreement and the Manager may require that each additional Capital Contribution be accompanied by a new Subscription Agreement or such other document as may be acceptable to the Manager, the Fund may charge a Member such amount as may be deemed appropriate by the Manager to compensate the Fund in the case of any Capital Contribution received by the Fund after the day as of which the new Member making such Capital Contribution is admitted to the Fund and such Member’s Units are deemed to have been issued.

Admission of a new Member shall not result in a dissolution of the Fund.

SECTION 6.02. PROCEDURE AS TO NEW MANAGERS. One or more additional managers may be admitted to the Fund by the Manager, without the consent of any Member, if, but only if, the additional manager or managers are affiliates of the Manager or successors to all or a material portion of the Manager’s equity or assets. The Manager shall promptly notify the Members of the admission of any such affiliated manager or managers (such notice need not, however, be prior notice). No manager or managers which is not or are not affiliated with the Manager may be admitted to the Fund without the consent of Members holding more than 50% of the outstanding Units (by Net Asset Value), not including Units held by Manager Parties, then held by Members; provided, that the foregoing restriction shall not apply in the case of a sale of all or a material portion of the Manager’s equity or assets.
ARTICLE VII
BOOKS OF ACCOUNT; AUDITS; REPORTS TO INVESTORS

SECTION 7.01. BOOKS OF ACCOUNT.  The books of account of the Fund shall be maintained in accordance with generally accepted accounting principles under the accrual basis of accounting by or under the supervision of the Manager and shall be open to inspection by any Member or such Member’s representative during regular business hours; provided, however, that such books and records shall only be available for inspection pursuant to a valid, non-commercial purpose related to a Member’s status as a Member.

SECTION 7.02. ANNUAL AUDIT. The accounts of the Fund shall be audited as of the close of each fiscal year by an independent public accounting firm (the “Accountant”) selected by the Manager and in accordance with the applicable Commodity Futures Trading Commission regulations.

The Manager or its agents shall cause to be prepared and mailed to each Member, including Members who have redeemed all of their Units and withdrawn but who were Members at any time during a fiscal year, audited financial statements and a report prepared by the Accountant, setting forth as of the end of such fiscal year:

(a)	the assets and liabilities of the Fund;
(b)	the net capital appreciation or depreciation of the Fund for such fiscal year;
(c)	the Net Asset Value of the Fund as of the end of such fiscal year; and
(d)	the Net Asset Value per Unit of each Class as of the end of such fiscal year.

The Manager shall not be required to provide Members with an annual audit in respect of any given year by any particular date in the following year, nor shall the Net Asset Value of the Units be audited as of any date other than the end of a fiscal year.

The Members acknowledge that the Manager will be unable to provide the Members with the Fund’s audited financial statements until the Manager has received the audited financial statements from the Underlying Funds in which the Fund invests.

The Manager or its agents shall cause each Member, including former Members who were Members at any time during such fiscal year, to be furnished with all information relating to the Fund necessary to enable such Member to prepare such Member’s federal income tax return; provided, that all Members acknowledge and agree that such information may initially be provided in the form of estimates pending completion of the Fund’s audit for such fiscal year, and that Members may be required to obtain extensions of the date by which their federal and state income tax returns must be filed. The Manager will have no liability to any Member as a result of such Member being required to obtain any such extensions.

SECTION 7.03. SCHEDULE K-1. As soon as practicable after the end of each fiscal year, the Fund shall also furnish to each Member a copy of Schedule K-1 to the Fund’s Federal income tax return for such fiscal year, in a form sufficient to enable the Member to determine its share, for Federal, state and local income tax purposes, of all items of Fund income, deduction, gain, loss, preference and credit.

SECTION 7.04. INTERIM REPORTS. From time to time, but no less frequently than monthly, the Manager shall cause to be prepared and delivered (at the expense of the Fund), to each Member interim reports indicating the Fund’s estimated results of operations and presenting such other matters concerning the Fund’s operations as the Manager may deem appropriate as well as those required by the applicable Commodity Futures Trading Commission regulations. The estimated performance of the Fund will be available upon request to the Manager by any Member.

ARTICLE VIII
CONFLICTS OF INTEREST

SECTION 8.01. INVESTORS’ CONSENT. Each Member, by subscribing for Units, gives full and informed consent to the conflicts of interest to which the Manager Parties are subject in their operation of the Fund, as disclosed in the Disclosure Document and as contemplated herein (including, without limitation, the payment by any Underlying Funds of fees to the Manager and/or any other Manager Party), and covenants not to object to or bring any proceedings against any Manager Party relating to any such conflicts of interest; provided, that  such Manager Party complies with the standard of exculpation set forth in Section 5.06.

In addition to the provisions of the preceding paragraph, the Manager is hereby specifically authorized to invest the Fund’s assets in Underlying Funds which engage the Manager as risk manager.

SECTION 8.02. INVESTORS’ REPRESENTATIVE.
(a)	A Members’ Representative — a professional services firm that is independent of the Manager and its affiliates and that does not otherwise perform material services for the Manager, the Fund or any affiliated entity (other than as a Members’ representative for other funds) — may be appointed by the Manager from time to time as a means of providing (or withholding) the informed consent of Members required for the Fund to enter into certain transactions which otherwise may be inappropriate or impermissible due to the conflicts of interest involved. The transactions submitted to the Members’ Representative for consent will typically be transactions which the Manager believes to be in the best interests of the Fund but which, nevertheless, may require Member consent under Section 206(3) or other applicable provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  The role of the Members’ Representative will not be to make investment recommendations or pricing determinations nor to review the merits of any transaction presented to it, but only to confirm that the conflicts of interest involved have been resolved and that the Fund enters into such transactions on an arm’s-length basis. The Members’ Representative will be exculpated and indemnified by the Fund to the same extent as the Manager.

(b)	In the event a Members’ Representative is appointed, the Manager will notify Members of any change in the appointment of the Members’ Representative and will report annually to Members all transactions approved by the Members’ Representative during the fiscal-year period then ended. The Manager may resolve conflict of interest situations itself without referring the matter to the Members’ Representative, unless otherwise required by law.
(c)	By subscribing for Units in the Fund, each Member expressly authorizes the Manager to appoint a Members’ Representative to act as its agent in consenting (or withholding consent) to transactions presented to it.

ARTICLE IX
DISSOLUTION AND
WINDING UP

SECTION 9.01. EVENTS OF DISSOLUTION. The Fund will be dissolved, the affairs of the Fund will be wound up and the Fund will be liquidated upon the occurrence of any of the following events:

(a)	bankruptcy, dissolution, withdrawal or other termination of the last remaining manager of the Fund;
(b)	any event which would make unlawful the continued existence of the Fund;
(c)	withdrawal of the Manager unless at such time there is at least one remaining manager; or
(d)	the determination by the Manager to liquidate the Underlying Fund and wind up its affairs.
Nothing in this Section 9.01 shall impair the right of Members holding more than 50% of the outstanding Units then held by Members to vote within 90 calendar days of any of the foregoing events of dissolution to continue the Fund on the terms set forth herein (if it is lawful to do so), and to appoint one or more managers for the Fund.

SECTION 9.02. DISSOLUTION. Upon the dissolution of the Fund, the Manager (or, if the Manager has withdrawn, such other liquidator as the Members may, by vote of more than 50% of the outstanding Units by Net Asset Value, not including Units held by Manager Parties, select) shall wind up the Fund’s affairs and, in connection therewith, shall distribute the Fund’s assets in the following manner and order:

(a)	FIRST, to the payment and discharge of all claims of creditors of the Fund (including creditors who are Members);
(b)	SECOND, to the establishment of such reserves as the Manager (or such other liquidator) may consider reasonably necessary or appropriate for any losses, contingencies, liabilities or other matters of or relating to the Fund; provided, however, that if and when the Manager (or such other liquidator) determines that the causes for such reserves have ceased to exist, the monies, if any, then held in reserve shall be distributed in the manner hereinafter provided; and
(c)	THIRD, after making all final allocations contemplated by Article II (and for such purposes treating the date of dissolution as if it were a December 31), to the distribution in cash of the remaining assets of the Fund among the Members in accordance with the positive balance in each such Member’s Closing Capital Account as of the last day of the Accounting Period in which the Fund’s dissolution occurs. Any assets distributed in kind in the liquidation shall be valued, for purposes of such distribution, in accordance with Section 2.10 as of the date of distribution, and any difference between such value and the carrying value of such assets shall, to the extent not otherwise taken into account in determining Net Asset Value, be deemed to constitute income or loss to the Fund.

ARTICLE X
MISCELLANEOUS PROVISIONS

SECTION 10.01. INVESTORS NOT TO CONTROL. The Members shall take no part in the conduct or control of the Fund’s business and shall have no authority or power to act for or to bind the Fund.

SECTION 10.02. POWER OF ATTORNEY. Each Member, by subscribing for Units, does hereby constitute and appoint the Manager, as such Member’s true and lawful representative and attorney-in-fact, with authority in such Member’s name, place and stead to make, execute, sign and file a Certificate of Formation of the Fund, any amendments thereto authorized herein, any amendments to this Agreement authorized herein, and all such other instruments, documents and certificates which may, from time to time, be required by, or deemed advisable by the Manager under, the laws of the United States of America, the State of Delaware, the State of New York or any other state or political subdivision in which the Manager shall determine that the Fund shall do business, to effectuate, implement and continue the valid existence of the Fund.

SECTION 10.03. AMENDMENTS; CONSENTS. This Agreement may not be modified or amended without the written consent of the Manager.

This Agreement may be modified or amended at any time with the consent of the Manager and by Members holding more than 50% of the outstanding Units (by Net Asset Value) not including Units held by Manager Parties.

For all purposes of this Agreement, except as provided in the last paragraph of this Section 10.03, when the consent of Members is required, the affirmative consent of Members is not required; “negative consent” by failure to object in writing after reasonable notice of a proposed modification or amendment is sufficient — 30 calendar days to be conclusively presumed to constitute “reasonable notice” for such purposes.

The Manager may, without the consent of the Members, modify or amend any provision of this Agreement for any of the following purposes:
(a)	to add to this Agreement any further covenants, restrictions, undertakings or other provisions for the protection or benefit of Members;

(b)	to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions contained herein or in the Disclosure Document;

(c)	to cause the allocations contained in Article II to comply with Section 704 of the Code or any other statutory provisions or regulations relating to such allocations;

(d)	to provide for the issuance of new Classes of Units; provided that doing so is not adverse to outstanding Units (as contemplated by Section 10.15); or

(e)	to make any other change not materially adverse to the interests of the Members.

Notwithstanding anything in this Section 10.03 to the contrary, without the affirmative written consent of each Member affected thereby, no such modification or amendment shall: reduce the liabilities, obligations or responsibilities of the Manager (except that the Manager may take action to admit any person or entity which is an affiliate of the Manager as a substitute manager, and to provide for the Manager subsequently to withdraw from the Fund or to provide for the Manager to withdraw from the Fund without admitting any such substitute manager to the Fund); increase the liabilities of Members; or reduce the participation of Members in the profits and losses of the Fund or in any distributions made by the Fund as set forth herein.

SECTION 10.04. NOTICES. Any notice to the Fund or the Manager relating to this Agreement shall be in writing and delivered in person or by registered or certified mail and addressed to the Manager at the principal office of the Fund. All notices and reports sent to the Members shall be addressed to each Member at the address set forth in such Member’s Subscription Agreement. Any Member may designate a new address by written notice to the Manager. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been given to the Fund or the Manager when actually received by the Manager, and to have been given to a Member three business days after being deposited in a post office or regularly maintained mailbox or when delivered in person. The Manager may waive any notice requirement relating to notice to the Fund or to itself, but no such waiver shall constitute a continuing waiver.

SECTION 10.05. LEGAL EFFECT; MANNER OF EXECUTION. This Agreement shall be binding upon the Members, the Manager and their respective permitted successors and assigns.  This Agreement shall inure to the benefit of the foregoing parties as well as to the benefit of the Manager Parties.

This Agreement may be executed by power-of-attorney embodied in a Subscription Agreement or similar instrument with the same effect as if the parties executing the Subscription Agreement or similar instrument had all executed one counterpart of this Agreement; provided, that this Agreement may also be executed in separate counterparts.

SECTION 10.06. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and, except as set forth in Section 10.17, amends, restates, and supersedes all prior agreements among any of the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it shall be in writing and signed by the party against whom enforcement is sought.

SECTION 10.07. GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. THE RIGHTS AND LIABILITIES OF THE MEMBERS SHALL BE AS PROVIDED IN THE ACT, EXCEPT AS HEREIN OTHERWISE EXPRESSLY PROVIDED.

SECTION 10.08. CONSENT TO JURISDICTION. All controversies arising hereunder or in connection with the affairs of the Fund shall be brought in the state or federal courts located in New York, New York, and all Members hereby irrevocably consent to such jurisdiction and venue.

SECTION 10.09. “TAX MATTERS PARTNER”; TAX ELECTIONS. The “Tax Matters Partner” for the Fund, as defined in Section 6231(a)(7) of the Code and the regulations thereunder, shall be empowered to make or revoke any elections now or hereafter required or permitted to be made by the Code, regulations promulgated thereunder or any state or local tax law.

Unless the Manager otherwise consents, each Member, by subscribing for Units, agrees not to treat any tax item on such Member’s individual tax return in a manner inconsistent with the treatment of such item by the Fund, as reflected on the Schedule K-1 or other information statement furnished by the Fund to such Member, or to file any claim for refund relating to any such tax item which would result in such inconsistent treatment.

SECTION 10.10. DETERMINATION OF MATTERS NOT PROVIDED FOR IN THIS AGREEMENT. The Manager shall be empowered to decide, in its good faith judgment, any questions arising with respect to the Fund or to this Agreement, and to provide for matters arising hereunder but which are not specifically set forth herein, as the Manager may deem to be in, or not opposed to, the best interests of the Fund.

SECTION 10.11. NO PUBLICITY.   Each Member agrees that such Member will in no event provide information concerning the Fund to any third party, knowing that such third party may use such information in any form of publication, newsletter or circular, whether publicly or privately distributed. Each Member’s investment in the Fund, as well as the performance of such investment, shall be maintained on a strictly confidential basis; provided, that the Manager may make use of the Fund’s performance record in the ordinary course of the Manager’s business activities.

SECTION 10.12. SURVIVAL.  The indemnity and exculpation provisions hereof, as well as the obligations to settle accounts, shall survive the withdrawal of any Member as well as the dissolution of the Fund.

SECTION 10.13. WAIVERS.   The Manager may waive any provision of this Agreement restricting the actions of Members in respect of certain but not all Members; provided that doing so will have no adverse effect on other Members.

SECTION 10.14. VOTING RIGHTS.  The voting rights of the Units shall be determined by their respective Net Asset Values. In determining the number of Units entitled to vote or consent and the number of votes or consents needed for approval of any matter for which such a vote or consent is provided for herein, Units held by any Manager Party (including, without limitation, the Manager’s Capital Account, if any, on a Unit-equivalent basis) shall not be counted.

SECTION 10.15. ISSUANCE OF DIFFERENT CLASSES.

(a)	The Manager may, at any time and from time to time, issue different Classes of Units, and may adjust the allocation, voting and other provisions of this Agreement so as equitably to reflect the issuance of such additional Classes. The terms applicable to any such Class of Units shall be set forth in any amendment to this Agreement, the Disclosure Document or any supplement thereto, resolutions of the Fund or such other form, as determined by the Manager.

(b)	The Manager may also alter the terms on which Units of any Class are sold; provided that doing so does not adversely affect existing Members.

(c)	The fact that, for purposes of convenience, Units issued by the Fund shall be designated as being Units of different “Classes” shall in no respect imply that these Units constitute different classes of equity interests as opposed to simply being subject to different fees.

SECTION 10.16. COMPLIANCE WITH THE ADVISERS ACT; SECURITIES LAWS.

(a)	To the extent that any provision hereof may be construed in a manner inconsistent with the Advisers Act, it is the express intent of the Manager and the Members that such provision be interpreted and applied ab initio so as to comply with the Advisers Act in all respects (even if doing so effectively amends the terms of this Agreement).

(b)	Nothing in this Agreement shall be deemed to constitute a waiver by any Member of such Member’s rights under any federal or state securities laws.

SECTION 10.17. AMENDMENT AND RESTATEMENT.  This Agreement amends and restates all prior limited liability company operating agreements of the Fund; provided, however, that any right accorded a Member in Class A Units, Class C Units, Class D Units, Class I Units or Class M Units, issued on or before May 1, 2015, pursuant to the Fund’s Third Amended and Restated Limited Liability Company Operating Agreement dated as of November 30, 2012 (the “Prior Agreement”) shall not be abrogated hereby, and if a provision of this Agreement conflicts with the corresponding provision of the Prior Agreement such that the amendment of such provision hereby is materially adverse to a Member with respect to such earlier issued Units, the provision of the Prior Agreement shall apply to the extent, but only to the extent, necessary to eliminate such material adversity.
SECTION 10.18. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

SECTION 10.19. ADDITIONAL INSTRUMENTS. Each Member hereby agrees upon request of the Manager to execute and deliver from time to time such other certificates or other documents and to perform such acts as the Manager may reasonably request for the purposes of the Fund.

SECTION 10.20. NO THIRD PARTY RIGHTS.   Except for the provisions of Sections 5.06 and 5.07 herein, the provisions of this Agreement are not intended to be for the benefit of any creditor or other person (other than the Members in their capacities as such) to whom any debts, liabilities or obligations are owed by (or who otherwise have a claim against or dealings with) the Fund or any Member, and no such creditor or other person shall obtain any rights under any of such provisions (whether as a third party beneficiary or otherwise) or shall by reason of any such provisions make any claim in respect to any debt, liability or obligation (or otherwise) against the Fund or any Member.

SECTION 10.21. CAPTIONS AND  GENDER.   The captions of the Articles and Sections are for convenience and reference only, and are not to be considered in construing this Agreement. Whenever used herein, the singular number includes the plural, the plural includes the singular and the use of any gender shall include all genders.

* * * * * * *

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their respective representatives thereunto duly authorized.

MEMBERS:	Manager:

By: FRM Investment Management (USA) LLC Attorney-in-Fact	FRM Investment Management (USA) LLC

/s/ Solomon Kuckelman	/s/ Solomon Kuckelman
Name: Solomon Kuckelman	Name: Solomon Kuckelman
Title: Authorized Signatory	Title: Authorized Signatory

[SIGNATURE PAGE TO LLC OPERATING AGREEMENT OF MAN FRM MANAGED FUTURES STRATEGIES LLC]